AGREEMENT FOR PURCHASE AND SALE OF STOCK

     THIS AGREEMENT is entered into Dallas, Texas as of this 31st day of January, 1996 between JAMES HUGHES, an individual residing in Bon Weir, Texas, or his assigns, hereinafter referred to as the Purchaser, and HUGHES RESOURCES, INC., a Nevada Corporation, hereinafter referred to as the Seller.

                                    RECITALS

     A. The Seller is the owner of approximately one hundred (100%) percent of the issued and outstanding capital stock, both common and preferred, of HUGHES WOOD PRODUCTS, INC., a Texas Corporation, hereinafter referred to as the Corporation.

     B. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller all of the issued and outstanding capital stock, both common and preferred of the Corporation owned by the Seller upon the terms and condtitons contained herein.

     THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

                                    AGREEMENT

     (1) Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Purchaser, and the Purchaser agrees to purchase, at the Closing, as hereinafter defined, one hundred (100%) percent of the issued and putstanding shares of Common Stock and one hundred (100%) percent of the issued and outstanding shares of Preferred Stock of the Corporation constituting all of the issued and outstanding shares of capital stock of the Corporation owned by the Seller. At the closing, the Seller shall deliver to the Purchaser a certificate or certificates evidencing hte exact number of the Corporation's stock owned by Seller but not less than one hundred (100%) percent, in form ready for transfer and duly endorsed to the Purchaser. At the closing, and from time to time thereafter, the Seller shall execute and deliver such other documents and instruments and take such other actions, as the Purchaser may reasonably request, in order more fully to vest in the Purchaser and perfect his title to (a) all right, title and interest in and to the one hundred (100%) percent interest in the Coproratinon's stock and, (b) any and all other right, title and interest, claim or demand of any kind which the Seller may have in, to or upon any of the properties, assets, or business of the Corporation, except as set forth herein. PURCHASE PRICE (2) The total price to be paid by the Purchaser to the Seller for one hundred (100%) percent of the shares of Common and Preferred Stock of the Corporation owned by the Seller being sold hereunder shall be Two million, three hundred thirty thousand, one hundred and twenty-one ($2,330,121) dollars (determined as of October 31, 1995 to be revised upon the completion of the quarterly accounting as of January 31,
1996). PAYMENT OF PURCHASE PRICE (3) The purchase price described in Paragraph 2 hereof shall be paid as follows: (a) The Purchaser shall deliver to Seller an assignment of all right and title to the 49 oilwells in West Virginia described in Exhibit "A" which is attached hereto and and incorporated herein by reference as if set forth verbatim on closing date.

Simultaneously with closing the following procedures will also accur:

     (b) The Purchaser agrees to transfer the items listed in Exhibit "B" which is attached hereto and incorporated herein by reference as if set forth herein verbatim, to Resources Development, Inc. or any business organization or person designated by Seller.

     (c) The Seller agrees to assume and/or liquidate the liabilities (including the accounts payable, notes, debt obligations, mortgages, capital leases, etc.) listed in Exhibit "C" which is attached hereto and incorporated herein by reference as if set forth verbatim, from Hughes Wood Products, Inc.

     (d) The Seller agrees to assume the operating lease listed in Exhibit "D" which is attached hereto and incorporated herein by reference as if set forth herein verbatim from Hughes Wood Products, Inc.

                        THE CLOSING AND THE CLOSING DATE

     (5) The Seller represents and warrants to the Purchaser as follows:

                        Title to the Corporation's Stock

     (a) The Seller has good, absolute and marketable title to a one hundred (100%) percent position in the Corporation's Stock, free and clear of all liens, claims, ecumbrances and restrictions of every kind. The Seller has the complete and unrestricted right, power, and authority to sell, transfer and assign the herin referenced stock of the Corporation pursuant to this Agreement. The delivery of the Seller's stock in the Corporation to the Purchaser as herein contemplated will vest in the Purchaser good, absolute and marketable title to all of the Corporation's stock owned by Seller, free and clear of all liens, claims, encumbrances and restrictions of every kind.


                                  Organization

     (b) The Corporation is a duly organized and validly existing Corporation in good standing with all requisite corporate power and authority to carry on its business as presently conducted under the laws of the State of Texas. The Corporation has one wholly owned subsidiary, HOUSTON WOODTECH, INC., and has no direct or indirect equity interest in any other firm, corporation or business enterprise.

     (c) The Purchaser is aware of the current state of litigation including suits, arbitration, or other legal, administrative or other governmental proceedings pending or threatened against the Corporation, its properties, assets, or business. Purchaser will at closing give Seller an Indemnification/Hold Harmless agreement for all pending threatened litigation concerning the Corporation.

     (d) The business and operation of the Corporation have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect the Corporation or its properties, assets, business or prospects. Performance of this agreement will not result in any breach of or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Corporation under any arrangement, agreement, or other instrument to which the Corporation or the Seller is bound or affected, except with regards to the debt covenants with Agriculture Production Credit Association and Community Bank (reference is made to Paragraph
(6)(a) and will not violate the Articles of Incorporation, as amended or the Bylaws of the Corporation. Corporation is not in violation of its Articles of Incorporation as amended, its Bylaws or any indebtness, mortgage, contract, lease or other agreement or commitment except as noted herein.

                         Title to Properties and Assets

     (e) The Corporation has good, absolute and marketable title to all its properties and assets subject to the existing mortgage to Agriculture Production Credit Association and Community Bank.

     (f) To the best of the Seller's knowledge and belief, the Corporation owns, possesses and has good title to all copyrights, trademark, trademark rights, patents, patent rights and licenses necessary in the conduct of its business as provided to and acknowledged by the Purchaser in the Due Diligence Package under the sections addressing these issues. To the best of the Seller's knowledge and belief, the Corporation is not infringing upon or otherwise acting adversely to the rights of any person under, or in respect to, and copyrights, trademarks, trademark rights, patents, patent rights or licenses owned by any person or persons, there is not such calim or pending or threatened action with respect thereto. The Corporation has the unrestricted right to use all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of any and all products presently sold by it.


                                     Records

     (g) The respective books of account and minute books of the Corporation are complete and correst and reflect all those transactions involving its business which properly should have been set forth in such books.

                                  OTHER MATTERS

     (6) (a) The Purchaser gives up all right, title and interest in the property of the Corporation listed in Exhibit "B" which is attached hereto and incorporated herein by reference as if set forth herein verbatim. Said property shall remain the property of the Seller unless the Seller is unable to liquidate the debts with Agriculture Production Credit Association and Community Bank within 60 days or substitute collateral on said debts within 30 days of the execution of this Agreement. If Seller is unable to liquidate said debts or substitute collateral as agreed to, thereby releasing the Personal guarantee of the Purchaser, the the Seller agrees to give up all rights, title and interest to the property of the Corporation listed in Exhibit "B" and 100% of the stock of Houston Woodtech, Inc. Such rights, title and inerest shall revert back to the Corporation along with the liabilities listed in Exhibit"C" and the operating lease listed in Ehxibit "D". Additionally, the Corporation will assume the debt of Agriculture Prodiction Credit currently owed by the Seller. If such a situation occurs, the Seller warrants that the purchase price of the Corporation is fully satisfied by payment under section (3)(a) of this agreement. Also, the Seller will be reimbursed for any increase in the net equity if the operations referred to in paragraph (3)(b), (3)(c), (3)(d) and Houston Woodtech, Inc. over a reasonable period of time through orderly liquidation of assets but no longer than 90 days.

     (b) The Seller agrees to indemnify and hold Purchaser harmless from legal action which arises from any and all known acts and omissions that Purchaser performed or failed to perform as an officer or director of the Seller, except when the legal action is brought by a government regulatory agency.

     (c) The Purchaser shall be retained as a consultant on the transfer of the stock and assets listed in Exhibit"B" for a period of one year. As a consulting fee, Purchaser shall be paid one hundred fifty thousand ($150,000) dollars over that one year period, payable monthly.

     (d) The Seller further agrees to indemnify and hold Purchaser harmless fromall legal actions which may occur due to his personal guarantees of Corporate debt to Agriculture Production Crdit Association and Community Bank.

     (e) The Corporation shall transfer any right, title and interest that it may have in Houston Woodtech, Inc. or its stock to Resources Development, Inc.,or to any business entity or person designated by Seller.

     (f) Purchaser agrees that Seller will be permitted to send two persons to be designated by Seller, to the Corporation's headquarters in Newton, Texas to begin process of the transfer of assets.

     (g) Purchaser agrees that he will not hire any employee of the Corporation unless the facility at which he works is remaining with the Corporation, or as agreed to by the Seller, or if employee is terminated by Seller or for a 90 day period from the date of the execution of this agreement.

     (h) Purchaser agrees to sell to Seller poles ordered by Seller at Purchaser's cost plus ten (10%) percent to be delivered within normal U.S. Industry standards,

     (i) All computations herein are as of October 31, 1995 for the ourchase price, asset values, liability values and subsidiary value (Houston Woodtech, Inc.) contained in this Agreement and all attached exhibits. Final computations will be performed as of January 31, 1996 upon completion of the quarterly accounting.

     (j) The Purchaser agrees to indemnify and hold Seller harmless from any payroll tax liabilities of the Corporation both assessed and unassessed as of the date of the execution of this agreement and future liabilities.

                             COVENANT NOT TO COMPETE

     (7) Purchaser agrees that, for three (3) years following the Closing date, neither he or the Corporation will, directly or indirectly, enter into or engage generally in direct competition with the Seller in the manufacturing and treating of softwood (pine) business, either as an individual on his own or as a partner or joint venturer, or an employee or agent for any person, or as an officer, director, or shareholder of otherwise. This covenant on the part if Purchaser shall be construed as an agreement independent of any other provision of this Agreement, an the existence of any claim or cause if action of the Purchaser against the Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Seller of this covenant. (8) Seller agrees that, for three (3) years following the closing date, it will not, directly or indirectly, enter into or engage generally, in direct competition with the Purcaser or the Corporation in the areas of business retained by the Corporation, either as an individual on its own or as a partner or joint venturer, or as an employee or agent for any person,, or as an officer, director, shareholder or otherwise. This covenant on the part of the Seller shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of this covenant.

                                    DOCUMENTS

     (9) The Purchaser and Seller agree to provide the other party with any and all documents required to complete the transfer herein set out.

                       RESIGNATION AS DIRECTOR AND OFFICER

     (10) The Purchaser shall have delivered to the Seller his written resignation as a director and officer of the Seller on or before the closing date.

                                ENTIRE AGREEMENT

     (11) The foregoing constitutes the entire agreement and understanding of the parties on the subject hereof and supersedes all prior agreements and understandings related to the subjest matter hereof.

                                          JAMES HUGHES
                                          PURCHASER

                                          s/ James E. Hughes

                                          HUGHES RESOURCES, INC.
                                          SELLER

                                          BY:s/ James R. Ray

                                          TITLE:PRESIDENT


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